                                  EXHIBIT 10.1

                                                                    EXHIBIT 10.1

                                   VANS, INC.
                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement" herein) is entered into as of September 24, 2001, by and between VANS, INC., a Delaware corporation (the "Company"), and JOYCE A. MURDOCK ("Employee").

               1. Employment and Duties. Subject to appointment by the Board of Directors, the Company hereby employs Employee as Vice President -- Human Resources of the Company on the terms and subject to the conditions contained in this Agreement. Employee shall be responsible for managing the Company's Human Resources and Benefits Departments. Employee hereby accepts such employment and agrees to perform in good faith and to the best of Employee's ability all services which may be required of Employee hereunder, to do what is asked of her, and to be available to render services at all times and places in accordance with such directions, requests, rules and regulations made by the Company in connection with Employee's employment. Employee hereby acknowledges and understands the duties and services that are expected of her hereunder, and she hereby represents that she has the experience and knowledge to perform such duties and services. Employee shall, during the term hereof, devote Employee's full time and energy to performing her duties. Employee shall report to the President and Chief Executive Officer of the Company, or such other executive officer as may be designated by the Company. Employee shall be based at the Company's corporate offices. Employee understands, however, that Employee may be required to travel within and out of the State of California to discharge her duties hereunder.

               2. Term of Employment. The term of this Agreement shall commence as of the date hereof and shall terminate on September 23, 2004, unless sooner terminated as provided herein. This Agreement does not give Employee any enforceable right to employment beyond this term, and Employee agrees that she shall have no rights hereunder thereafter. AS PROVIDED FURTHER IN PARAGRAPH 11.1 BELOW, THIS AGREEMENT CONSTITUTES AN EMPLOYMENT AT-WILL THAT MAY BE TERMINATED AT ANY TIME BY COMPANY OR EMPLOYEE, WITH OR WITHOUT CAUSE, NOTWITHSTANDING THE THREE - YEAR TERM OF THIS AGREEMENT. IF EMPLOYEE IS TERMINATED WITHOUT CAUSE DURING THE TERM HEREOF, OR AFTER A "CHANGE IN MANAGEMENT OR CONTROL," AS DEFINED IN PARAGRAPH 11.5 BELOW, OR TERMINATES THIS AGREEMENT FOR "GOOD REASON," AS DEFINED IN PARAGRAPH 11.3 BELOW, EMPLOYEE'S SOLE REMEDY SHALL BE THE COMPENSATION SET FORTH IN PARAGRAPH 11.4 BELOW.

Initial  CEG                                                         Initial JAM
   Representative                                                       Employee
   of the Company

               3. Salary Compensation. As salary compensation for Employee's services hereunder and all the rights granted hereunder by Employee to the Company, the Company shall pay Employee a gross salary of not less than $165,000 during the term of this Agreement. Employee's salary shall be payable in bi-weekly increments in accordance with the Company's payroll practices for salaried employees, upon the condition that Employee fully and faithfully performs Employee's services hereunder in accordance with the terms and conditions of this Agreement. The Company shall deduct and withhold from the compensation payable to Employee hereunder any and all amounts required to be deducted or withheld by the Company under the provisions of any statute, regulation, ordinance, or order and any and all amendments hereinafter enacted requiring the withholding or deducting from compensation payable to employees.

               4. Expense Reimbursement. Employee shall be reimbursed by the Company for all traveling, hotel, entertainment and other expenses that are properly and necessarily incurred by Employee, pursuant to the Company's policies on the same.

               5. Death or Disability of Employee.

                      5.1 General. In the event of Employee's death or "disability" (as such term is defined in Paragraph 5.2 hereof) while in the employ of the Company, this Agreement, and the compensation due to Employee pursuant to Paragraph 3 hereof, shall terminate upon the date of death or disability and the Company shall thereafter be required to make payments only to Employee, as provided in Paragraph 11.2 hereof. If Employee shall recover from such disability prior to the expiration date of the Agreement, this Agreement and Employee's employment hereunder shall be reinstated for the balance of the term of this Agreement.

                      5.2 Definition of Disability. Employee shall be deemed disabled if, in the sole opinion of the Company, Employee is unable to substantially perform the services required of Employee hereunder for a period in excess of 60 consecutive work days or 60 work days during any 90 work day period. In such event, Employee shall be deemed disabled as of such 60th workday.

               6. Restrictive Covenant. During the term of this Agreement, Employee shall (i) devote her full time and energy solely and exclusively to the performance of her duties described herein; (ii) not directly or indirectly provide services to or through any company or firm except the Company unless otherwise instructed by the Company; (iii) not directly or indirectly own, manage, operate, join, control, contribute to, or participate in the ownership, management, operation or control of or be employed by or connected in any manner with any enterprise which is engaged in any business competitive with or similar to that of the Company; and (iv) not render any services of any kind or character for Employee's own account of for any other person, firm or corporation without first obtaining the Company's consent in writing; provided, however, Employee shall have the right to perform such incidental services as are necessary in connection with Employee's (a) private passive investments where she is not obligated or required to, and shall not in fact, devote any managerial efforts, as long as such investments are not in companies which are in competition in any way with the Company; or (b) charitable or community activities, or in trade or professional organizations, provided that such incidental services do not interfere with the performance of Employee's services hereunder.

               7. Non-Solicitation. Employee shall not, during the full term of this Agreement and for a period of one (1) year thereafter, for herself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others, solicit, induce, suggest or encourage any person known to her to be an employee of the Company or any affiliate of the Company to terminate her employment or other contractual relationship with the Company or any of its affiliates.

               8. Trade Secrets and Related Matters

                      8.1 Definitions. For purpose of this Section 8:

                             (a) "Records" means files, accounts, records, log
books, documents, drawings, sketches, designs, diagrams, models, plans, blueprints, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings, catalogues, compilations of information, correspondence, confidential data of customers and all copies, abstracts or summaries of the foregoing in any storage medium, as well as instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by Employee or not.

                             (b) "Trade Secrets" means confidential business or
technical information or trade secrets of the Company which Employee acquires while employed by the Company, whether or not conceived of, developed or prepared by Employee or at his direction and includes:

                                       (i) Any information or compilation of
information concerning the Company's financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;

                                       (ii) Any information or compilation of
information concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

                                       (iii) Any other information or "know how"
which is related to any product, process, service, business or research of the Company; and

                                       (iv) Any information which the Company
acquires from another party and treats as its proprietary information or designates as "Confidential," whether or not owned or developed by the Company.

        Notwithstanding the foregoing, "Trade Secrets" do not include any of the following:

                                       (i) Information which is publicly known
or which is generally employed by the trade, whether on or after the date that Employee first acquires the information;

                                       (ii) General information or knowledge
which Employee would have learned in the course of similar work elsewhere in the trade; or

                                       (iii) Information which Employee can
prove was known by Employee before the commencement of Employee's engagement by the Company;

                      8.2 Acknowledgments. Employee acknowledges that:

                             (a) Employee's relationship with the Company will
be a confidential relationship in which Employee will have access to and may create Trade Secrets.

                             (b) The Company uses the Trade Secrets in its
business to obtain a competitive advantage over its competitors who do not know or use that information.

                             (c) The protection of the Trade Secrets against
unauthorized disclosure or use is of critical importance in maintaining the competitive position of the Company.

                      8.3 Protection of Trade Secrets. Employee shall not at any time, without the prior written consent of the Company, which may be withheld by it in its sole and absolute discretion, disclose any Trade Secret in any way except to employees of the Company, and shall not use any Trade Secret in any way except in connection with her duties to the Company.

                      8.4 Records.

                             (a) Ownership. All Records are and shall remain the
exclusive property of the Company.

                             (b) Return of Records. At the termination of this
Agreement, Employee shall promptly return to the Company all records in Employee's possession or over which Employee has control.

                      8.5 Prohibited Use of Trade Secrets. During the term of this Agreement and for 12 months following termination of this Agreement, Employee shall not undertake any employment or consulting relationship (the "New Activity") if the loyal and complete fulfillment of her duties in the New Activity would inherently call upon Employee to reveal any Trade Secret.

               9. Ownership of Material and Ideas. Employee agrees that all material, ideas, and inventions pertaining to the business of the Company or of any client of the Company, including but not limited to, all patents and copyrights thereon and renewals and extensions thereof, trademarks and trade names, and the names, addresses and telephone numbers of customers, distributors and sales representatives of the Company, belong solely to the Company. Employee hereby assigns any rights he may have to any such property to the Company, and agrees to execute and deliver any documents which evidence such assignment.

               10. Employee Plans, etc. Employee shall be entitled to participate, to the same extent as most other officers of the Company, in any bonus compensation plan, stock purchase or stock option plan, group life insurance plan, group medical insurance plan and other compensation or employee benefit plans (collectively, "Plans") which are generally available to a majority of the other officers of the Company during the term hereof and for which Employee shall qualify. Employee further understands, however, that the Board of Directors, or such committee or person or persons designated by the Board of Directors, shall determine in its sole discretion (i) whether any Plans are made available to a majority of the officers of the Company; (ii) whether one or more Plans are adopted solely for the Chief Executive Officer and/or one or more (but not a majority) of the officers of the Company; (iii) whether one or more Plans are made available to a majority of the officers; and (iv) the amounts payable or the benefits provided thereunder to each participant in whole or in part. Employee agrees and acknowledges that she has no vested interest in the continuance of any Plan, and that no Plan in existence on the date of the Agreement has acted as a material inducement to Employee in entering into this Agreement.

               11. Termination.

                      11.1 "At Will" Employment. This Agreement, and Employee's employment, is at will, and the Company may, with or without notice, terminate this Agreement and all of the Company's obligations hereunder with or without "Cause." Employee may also terminate this Agreement at any time, for any reason, upon the giving of thirty (30) days' written notice to the Company; provided, however, the Company may waive all or any portion of such notice period in its sole and absolute discretion. Termination by the Company for "Cause" means termination due to (i) Employee's conviction of a felony ( which, through the lapse of time or otherwise is not subject to appeal); (ii) Employee's material refusal, failure or neglect without proper cause to perform adequately her obligations under this Agreement or follow the instructions of her supervisor(s); (iii) any negligence or willful misconduct by Employee; (iv) Employee's material breach of any of her fiduciary obligations as an executive officer of the Company; (v) Employee's material failure to adhere to the code of conduct and rules set forth in the Company's Employee Handbook, as amended or in existence from time to time; (vi) the death or disability of Employee; or (vii) the voluntary termination by Employee of her employment, except for "Good Reason" (as defined in Paragraph 11.3 hereof).

                      11.2 Termination for Cause. Upon termination for Cause, the Company shall only be required to pay Employee (i) accrued salary compensation due to Employee as compensation for services rendered hereunder and not previously paid; (ii) accrued vacation pay; and (iii) any appropriate business expenses incurred by Employee in connection with her duties hereunder and approved pursuant to Section 4 hereof, all through the date of termination. Employee shall not be entitled to any severance compensation; bonus compensation, whether "vested" or unvested; or any other compensation, benefits or reimbursement of any kind.

                      11.3 Termination for "Good Reason." Employee may terminate this Agreement for "Good Reason" (as hereinafter defined) upon thirty (30) days written notice to the Company. The term "Good Reason" means (i) Employee is not appointed or is removed from the position of Vice President -- Human Resources without Cause during the term of this Agreement; or (ii) without Employee's consent, a majority of the duties defined in Section 1 hereof are removed from Employee's responsibilities. The term Good Reason does not include a situation where certain of the duties defined in Section 1 hereof are removed from Employee's responsibilities and are replaced with duties which have greater responsibility and/or authority than the duties which are removed. Unless Employee terminates this Agreement within thirty (30) days of learning from any source that the Company has acted so as to provide Good Reason for Employee to terminate this Agreement, and gives thirty (30) days' written notice of such termination, Employee's right to receive severance compensation pursuant to Paragraph 11.4 for such event shall be forever lost.

                      11.4 Severance Compensation. In the event (i) Employee terminates this Agreement for Good Reason in accordance with Paragraph 11.3 hereof; (ii) Employee is terminated for any reason (except death or disability) upon, or within six months following, a "Change in Management or Control (as such term is defined in Paragraph 11.5 hereof);" or (iii) Employee is terminated without Cause, the Company shall be obligated to pay severance compensation to Employee in an amount equal to her salary compensation (at the rate payable at the time of such termination) for a period of six (6) months from the date of termination. Notwithstanding the foregoing, if Employee is employed by a new employer, or as a consultant after the termination of this Agreement, the severance compensation payable to Employee hereunder shall be reduced by the amount of compensation that Employee actually receives from the new employer, or as a consultant. However, Employee shall have a duty to inform the Company that she has obtained such new employment, and the failure to do so is a material breach of this Agreement. In such event, the Company shall be entitled to (i) cease all payments to Employee under this Paragraph 11.4; and (ii) recover any unauthorized payments to Employee in an action for breach of contract. Notwithstanding anything else in this Agreement to the contrary, solely in the event of a termination upon or following a Change in Management or Control, the amount of severance compensation paid to Employee hereunder shall not include any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. In addition to the foregoing severance compensation, the Company shall pay Employee (i) all compensation for services rendered hereunder and not previously paid; (ii) accrued vacation pay; and (iii) any appropriate business expenses incurred by Employee in connection with her duties hereunder and approved pursuant to Section 4 hereof, all through the date of termination. Employee shall not be entitled to any bonus compensation, whether vested or unvested; or any other compensation, benefits or reimbursement of any kind.

                      11.5 Definition of "Change in Management or Control." The term "Change in Management or Control" means (i) the time that the Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding securities, unless a majority of the "Continuing Directors" (as such term is hereinafter defined) approves the acquisition not later than ten (10) business days after the Company makes that determination, or (ii) the first day on which a majority of the members of the Company's Board of Directors are not "Continuing Directors." The term "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on the date of this Agreement, (iii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iv) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of

(x) a majority of the Continuing Directors who were members of the Board at the time of such nomination or election, or (y) at least four Continuing Directors.

                      11.6 Exclusive Remedy. The payments referred to in this
Section 11 shall be exclusive and shall be the only remedy available to Employee for termination of her employment with the Company, regardless of the circumstances, reasons or motivation for any such termination. If Employee gives notice of termination of this Agreement, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, the Company may, in its sole discretion, relieve Employee of her duties under this Agreement or assign Employee other duties and responsibilities to be performed until the termination becomes effective.

               12. Services Unique. It is agreed that the services to be rendered by Employee hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that a breach by Employee of any of the provisions contained herein will cause the Company irreparable injury and damage. Employee expressly agrees that the Company shall be entitled to injunctive or other equitable relief to prevent a breach hereof. Resort to any such equitable relief shall not be construed as a waiver of any of the rights or remedies which the Company may have against Employee for damages or otherwise.

               13. Key Man Life Insurance. During the term of this Agreement, the Company may at any time effect insurance on Employee's life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Employee shall not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

               14. Vacation. Employee shall have the right during each one year period of the term of this Agreement to take an aggregate of three weeks of vacation, with pay, at such times as are mutually convenient to Employee and to the Company.

               15. Additional Benefits.

                      15.1 Incentive Stock Option. The Company shall recommend to the Compensation Committee of the Board of Directors that it grant Employee an incentive stock option to purchase 12,000 shares of Company Common Stock at the fair market value of such stock on the date of grant. Such option shall vest over a period of five years.

                      15.2 2002 Bonus Plan. Employee shall be entitled to participate in the Company's 2002 Bonus Plan with a prorated bonus potential equal to 30% of her salary, subject to the terms and conditions of the Plan.

               16. Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        To the Company:      VANS, INC.
                             15700 Shoemaker Avenue
                             Santa Fe Springs, California 90670
                             Attn: General Counsel
                             562/565-8413 - facsimile

        To Employee:         Joyce A. Murdock
                             (at the address set forth below his signature)

Any party hereto may change her or its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

               17. Applicable Law and Severability. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

               18. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the Court.

               19. Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto. Further, any amendment, change or modification of this Agreement (including but not limited to the at-will nature of this Agreement as set forth in Section 2 and Paragraph 11.1 hereof) must be approved in advance by the Board of Directors of Company and reflected in the minutes of such Board's meetings or in an action by unanimous written consent.

               20. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

               21. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect.

               22. Counterparts. This Agreement may be executed in counterparts.

               23. Arbitration of Employment Disputes. All disputes or controversies arising out of the employment relationship between Employee and the Company, including claims by the Company against Employee, and claims by Employee against the Company, including but not limited to claims for wrongful termination; violations of Title VII of the Civil Rights Act of 1964, as amended; violations of the Americans with Disabilities Act of 1990; or claims for violations of any State law, rule or regulation regarding discrimination, harassment or other wrongful conduct, shall be decided by a single arbitrator in a final and binding arbitration administered by either the American Arbitration Association or the Judicial Arbitration and Mediation Service ("JAMS") to be conducted in Los Angeles, California, in accordance with their rules, guidelines and standards for employment arbitration. Notwithstanding anything in the rules of the body administering the arbitration, or applicable law to the contrary, each party to the arbitration shall be entitled to conduct sufficient discovery to adequately prepare its claims or defenses for arbitration, including access to essential documents and witnesses, to be determined by the arbitrator, subject to judicial review as allowed by law. The arbitrator shall have jurisdiction to decide any questions as to the arbitrability of such claims, whether an agreement to arbitrate exists, or whether an agreement to arbitrate covers the claims in question. The arbitrator shall have the authority to grant any and all rights, remedies and relief that would otherwise be available to the parties if the claims were brought in a court of law including punitive damages and shall have the authority to award the prevailing party reasonable attorneys' fees. The arbitrator shall issue a written award and arbitration decision that sets forth the arbitrator's findings of fact and conclusions of law upon which the award is based. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The cost of arbitration (other than Employee's attorneys' fees and costs) shall be borne by the Company.

               24. Survival of Certain Provisions. Sections 7, 8, 9, and 23 of this Agreement shall survive the termination hereof.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE:                                  THE COMPANY:

                                           VANS, INC.,
                                           a Delaware corporation


/s/ Joyce A. Murdock                       By: /s/ Craig E. Gosselin
------------------------------------          ----------------------------------
Joyce A. Murdock


                                           Vice President and General Counsel
------------------------------------       -------------------------------------
Address                                    Title